Exhibit 99.2

FOR IMMEDIATE RELEASE

SONESTA TO BE ACQUIRED FOR $31.00 PER SHARE IN CASH

BOSTON, MASSACHUSETTS (November 3, 2011) - Sonesta International Hotels Corporation (NASDAQ GLOBAL:  SNSTA) (“Sonesta”) announced today that it has entered into a definitive merger agreement pursuant to which Sonesta Acquisition Corporation (“SAC” formerly known as Property Acquisition Corporation), will acquire Sonesta for $31.00 per share in cash, or approximately $150.5 million in total purchase price, including assumed indebtedness.  SAC is an affiliate of Hospitality Properties Trust (NYSE:  HPT) of Newton, MA.  The per share purchase price represents a 71.3% premium over Sonesta’s closing share price on October 27, 2011 and a 68.7% premium over the prior 10 day share average.

Peter J. Sonnabend, Executive Chairman of Sonesta, stated “We are delighted to announce this transaction, which will provide our stockholders with significant value.  We look forward to working closely with SAC to ensure that the transition is seamless to our customers and employees.”

The anticipated transaction contemplates that Sonesta’s management team will remain intact.  It will continue to operate Royal Sonesta Hotel Boston, Royal Sonesta Hotel New Orleans, and Sonesta Bayfront Hotel Coconut Grove, as well as the hotels it currently operates and franchises internationally.  It will also be available to operate other hotels for HPT.

Stephanie Sonnabend, Sonesta’s CEO and President, noted “As a result of this exciting transaction Sonesta will grow into what we’ve always envisioned:  a brand represented by outstanding properties in a variety of brand segments throughout the United States and internationally.”

Completion of the transaction, which is currently expected to occur in the first quarter of 2012, is subject to approval by Sonesta’s common stockholders and certain other customary closing conditions.  Certain members of the Sonnabend family holding approximately 58% of Sonesta’s outstanding shares have entered into voting agreements pursuant to which they have agreed, subject to the terms and conditions in such agreements, to support the merger.  Sonesta’s Board of Directors has unanimously approved the transaction and the transaction is not conditioned on the receipt of financing, which SAC has arranged to obtain from its equity investors and from HPT.

Deutsche Bank Securities served as financial advisor to Sonesta, and Goodwin Procter served as legal counsel to Sonesta in connection with the transaction.

About Sonesta

Based in Boston, Sonesta International Hotels Corporation owns, operates and franchises upscale and upper upscale hotels, resorts and cruise ships in North America, South America, the Caribbean and the Middle East.  There are presently 33 “Sonesta”-flagged properties in Boston, Miami, New Orleans, Chile (3), Colombia (4), Ecuador, Peru (7), Sint Maarten (2), and Egypt (13).

About HPT

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 288 hotels and 185 travel centers located throughout the United States and in Ontario, Canada and Puerto Rico.  HPT is headquartered in Newton, MA.

Additional Information about the Merger and Where to Find it

This press release is being made in connection with the proposed acquisition of Sonesta by SAC and does not constitute an offer of any securities for sale.  In connection with the merger, Sonesta intends to file with the SEC a proxy statement and other relevant materials in connection with the proposed transaction.  Investors and security holders of Sonesta are urged to read the proxy statement and the other relevant material when they become available because they will contain important information about Sonesta and the proposed transaction.  The proxy statement and other relevant materials (when they become available), and any and all documents filed by Sonesta with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the proxy statement as well as other filings containing information about Sonesta and the merger that are filed with the SEC by Sonesta, if and when available, by contacting Boy van Riel, Vice President and Treasurer at (617) 421-5444, or by accessing Sonesta’s investor information website at http://www.sonesta.com/Corporate/index.cfm?fa=corporate.investorinformation.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS.

Sonesta and its respective executive officers, directors and trustees may be deemed to be participants in the solicitation of proxies from the security holders of Sonesta in connection with the merger.  Information about those executive officers and directors of Sonesta and their ownership of Sonesta’s common stock is set forth in the proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 13, 2011.  Investors and security holders may obtain additional information regarding the direct and indirect interests of Sonesta and its respective executive officers and directors in the merger by reading the proxy statement regarding the merger when it becomes available.

Forward-looking statements

The statements made in this press release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include statements regarding the solicitation of proxies to adopt the merger agreement, the consummation of the merger, the filing of documents and information with the SEC, other future or anticipated matters regarding the transactions discussed in this release and the timing of such matters.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.”  As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements.  Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation:  (i) the risk that the conditions to the closing of the merger set forth in the merger agreement will not be satisfied, (ii) changes in Sonesta’s business during the period between the date of this press release and the closing, (iii) obtaining regulatory approvals (if required) for the transaction, (iv) the risk that the transaction will not be consummated on the terms or time-line first announced, (v) those factors set for the under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2010, and in our other filings with the SEC.  Further information concerning those risks will be included in Sonesta’s filings with the SEC in connection with the merger.  Sonesta is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Sonesta International Hotels Corporation
Boy van Riel, Vice President and Treasurer (617-421-5444)

Sonesta Acquisition Corp.
Timothy A. Bonang, VP of Investor Relations (617-796-8232)